Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132324, Registration Statement No. 333-105714, Registration Statement No. 33-49849, Registration Statement No. 33-12513, and Registration Statement No. 333-170209 of Union Pacific Corporation on Form S-8 of our report dated June 26, 2019, relating to the financial statements and financial statement schedules of the Union Pacific Corporation Thrift Plan, appearing in this Annual Report on Form 11-K of Union Pacific Corporation Thrift Plan for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 26, 2019